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                                                                    EXHIBIT 3.1A

                         CERTIFICATE OF AMENDMENT TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CONVERGENT GROUP CORPORATION

         CONVERGENT GROUP CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation Law"), does hereby certify as follows:

         1. The name of the corporation is Convergent Group Corporation (hereinafter the "Corporation").

         2. The Corporation's original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on April 7, 1994 and the Corporation's Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 13, 1999.

         3. The following amendments to the Certificate of Incorporation of the Corporation, as hereto attached, have been duly adopted in accordance with Sections 141, 228 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation having adopted resolutions setting forth the proposed amendments to the Restated Certificate of Incorporation, declaring their advisability, and directing that they be submitted to the stockholders of the Corporation for their approval; the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption thereof; and written notice of such adoptions by the stockholders without a meeting by less than unanimous written consent to be given promptly to those stockholders from whom such written consent was not received.

         Article 7(h) of the Restated Certificate of Incorporation of the Corporation is amended by deleting Article 7(h) thereof and replacing it with the following:

                  7(h) "Excluded Stock" shall mean (i) up to 14,986,570 (as adjusted equitably for stock dividends, stock splits, combinations, etc.) shares of Common Stock issuable in connection with stock grants or upon the exercise of stock options which are made or granted to directors, officers, employees and consultants of the Corporation or its subsidiaries pursuant to one or more stock option plans or arrangements approved by the Board, (ii) up to 755,240 shares of Common Stock granted and issued to John Blend pursuant to that certain Restricted Stock Agreement between


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         John Blend and the Corporation dated October 1999, (iii) up to 755,240 shares of Common Stock granted and issued to Robert Sharpe pursuant to that certain Restricted Stock Agreement between Robert Sharpe and the Corporation dated October 1999, (iv) 20,277,440 shares of Common Stock issued to existing stockholders of the Corporation pursuant to that certain Recapitalization Agreement by and among the Corporation and the parties named therein dated as of August 13, 1999, (v) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock,
         (vi) shares of Common Stock issued upon the exercise or conversion of Common Stock Equivalents issued to lenders to the Corporation in connection with any debt financing, (vii) shares of Common Stock issued by the Corporation in connection with an acquisition of all or substantially all of the capital stock or assets of another Person (whether by way of merger, consolidation, recapitalization or otherwise), (viii) shares issuable upon the exercise of options granted to Glenn E. Montgomery, Jr. ("Montgomery"), Mark L. Epstein, Larry J. Engelken and Scott M. Schley pursuant to the Employment Agreements between the Corporation and each of the foregoing, and (ix) up to 509,012 shares of Series A Preferred Stock issued in exchange for shares of Common Stock pursuant to that certain Agreement dated as of August 13, 1999, by and among the Corporation, Montgomery, GMJM Stock Partnership, Ltd., and InSight Capital Partners III, L.P.

         IN WITNESS WHEREOF, the undersigned, being the Executive Vice President of Finance of the Corporation, for the purpose of amending the Restated Certificate of Incorporation of the Corporation pursuant to Sections 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of July, 2000.


                                      CONVERGENT GROUP CORPORATION


                                      By: /s/ Scott M. Schley
                                         ---------------------------------------
                                      Name:  Scott M. Schley
                                      Title: Executive Vice President of Finance